Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the Second Quarter

and Six Months Ended June 30, 2013

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (July 23, 2013): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $3.0 million, or $0.14 per diluted share, for the quarter ended June 30, 2013 compared to $5.4 million, or $0.25 per diluted share, for the quarter ended June 30, 2012. For the six months ended June 30, 2013, net income was $6.1 million, or $0.28 per diluted share compared to $7.6 million, or $0.35 per diluted share, for the six months ended June 30, 2012. The Company’s return on average assets was 0.50% for the quarter ended June 30, 2013 compared to 1.07% for the quarter ended June 30, 2012. For the six months ended June 30, 2013, the Company’s return on average assets was 0.51% compared to 0.75% for the six months ended June 30, 2012. The Company’s return on average equity was 5.03% for the quarter ended June 30, 2013 compared to 9.65% for the quarter ended June 30, 2012. For the six months ended June 30, 2013, the Company’s return on average equity was 5.12% compared to 6.74% for the six months ended June 30, 2012.

During the second quarter of 2012, the Company recognized a pre-tax gain of $4.8 million on the sale of its investment in Hampshire First Bank, which was 43% owned by the Company, to NBT Bancorp, Inc. (NASDAQ: NBTB) and NBT Bank, N.A. On an after-tax basis, this one-time gain increased net income by $2.9 million, or $0.13 per diluted share, for the quarter and six months ended June 30, 2012.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $3.0 million, or $0.14 per share, for the second quarter and $6.1 million, or $0.28 per share, for the first half of 2013. We achieved several key milestones during the quarter as we celebrated the 165th anniversary of East Boston Savings Bank. Our total assets rose to $2.5 billion during the quarter as total loans and deposits each grew to over $2 billion. In the first half of 2013, net loan growth was $219 million, or 12%, along with net deposit growth of $197 million, or 11%. Our strategic focus has resulted in significant growth from lucrative new markets in the Boston area that increases the retail traction of our banking products and services, especially loans and checking accounts. Following our entrance into the Belmont and Allston markets earlier this year, we expect our market share and franchise value will be further enhanced by the opening of our 27th full service location in Somerville during the fourth quarter.”

Net interest income increased $1.9 million, or 11.7%, to $18.3 million for the quarter ended June 30, 2013 from $16.4 million for the quarter ended June 30, 2012. The net interest rate spread and net interest margin were 3.08% and 3.24%, respectively, for the quarter ended June 30, 2013 compared to 3.37% and 3.53%, respectively, for the quarter ended June 30, 2012. For the six months ended June 30, 2013, net interest income increased $3.7 million, or 11.5%, to $35.9 million from $32.2 million for the six months ended June 30, 2012. The net interest rate spread and net interest margin were 3.13% and 3.28%, respectively, for the six months ended June 30, 2013 compared to 3.33% and 3.50%, respectively, for the six months ended June 30, 2012. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets for the second quarter and six months ended June 30, 2013 compared to the same periods in 2012.

The average balance of the Company’s loan portfolio increased $439.8 million, or 29.4%, to $1.938 billion, which was partially offset by the decline in the yield on loans of 51 basis points to 4.56% for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012. The Company’s cost of total deposits declined nine basis points to 0.83%, which was partially offset by the increase in the average balance of total deposits of $334.7 million, or 20.1%, to $1.997 billion for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012. The Company’s yield on interest-earning assets declined 40 basis points to 4.09% for the quarter ended June 30, 2013 compared to 4.49% for the quarter ended June 30, 2012, while the cost of funds declined 11 basis points to 0.91% for the quarter ended June 30, 2013 compared to 1.02% for the quarter ended June 30, 2012.

Mr. Gavegnano noted, “The tremendous growth of $468 million, or 30%, in our loan portfolio and $290 million, or 27%, in core deposits since June of last year contributed to our eighth consecutive quarter of rising net interest income. This growth has also been a factor in limiting the decline in our net interest margin despite falling loan yields.”

The Company’s provision for loan losses was $3.2 million for the quarter ended June 30, 2013 compared to $2.2 million for the quarter ended June 30, 2012. For the six months ended June 30, 2013, the provision for loan losses was $4.5 million compared to $3.4 million for the six months ended June 30, 2012. The increases in the provision for loan losses were primarily due to growth in the commercial real estate, construction and commercial business loan categories for the second quarter and six months ended June 30, 2013 compared to the same periods in 2012. In addition, the provision for loan losses was based on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $23.5 million or 1.16% of total loans outstanding at June 30, 2013, compared to $20.5 million or 1.13% of total loans outstanding at December 31, 2012. Net loan charge-offs totaled $652,000 for the quarter ended June 30, 2013, or 0.13% of average loans outstanding, and $1.5 million for the six months ended June 30, 2013, or 0.16% of average loans outstanding.

Non-performing loans increased $5.7 million, or 14.5%, to $45.3 million, or 2.23% of total loans outstanding, at June 30, 2013, from $39.6 million, or 2.19% of total loans outstanding, at December 31, 2012, primarily due to a net increase of $7.6 million in non-performing construction loans. Non-performing assets increased $4.9 million, or 11.7%, to $47.1 million, or 1.88% of total assets, at June 30, 2013, from $42.2 million, or 1.85% of total assets, at December 31, 2012. Non-performing assets at June 30, 2013 were comprised of $15.4 million of construction loans, $8.0 million of commercial real estate loans, $18.2 million of one- to four-family mortgage loans, $595,000 of multi-family mortgage loans, $2.6 million of home equity loans, $511,000 of commercial business loans and foreclosed real estate of $1.8 million. Non-performing assets at June 30, 2013 included $17.0 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $16.7 million of non-performing loans and $320,000 of foreclosed real estate.

Non-interest income decreased $3.9 million, or 45.5%, to $4.7 million for the quarter ended June 30, 2013 from $8.7 million for the quarter ended June 30, 2012, primarily due to the $4.8 million gain on sale of the Hampshire First Bank affiliate recognized in second quarter of 2012, partially offset by an increase of $869,000 in gain on sales of securities, net. For the six months ended June 30, 2013, non-interest income decreased $3.5 million, or 27.7%, to $9.1 million from $12.6 million for the six months ended June 30, 2012, primarily due to the prior year $4.8 million gain on sale of the Hampshire First Bank affiliate and a decrease of $604,000 in mortgage banking gains, net, partially offset by an increase of $2.1 million in gain on sales of securities, net.

Non-interest expenses increased $796,000, or 5.4%, to $15.6 million for the quarter ended June 30, 2013 from $14.8 million for the quarter ended June 30, 2012, primarily due to increases of $834,000 in salaries and employee benefits, $222,000 in data processing and $162,000 in marketing and advertising, partially offset by decreases of $333,000 in professional services and $182,000 in other non-interest expenses. For the six months ended June 30, 2013, non-interest expenses increased $1.8 million, or 6.1%, to $31.9 million from $30.1 million for the six months ended June 30, 2012, primarily due to increases of $1.6 million in salaries and employee benefits, $325,000 in occupancy and equipment, $381,000 in data processing and $294,000 in marketing and advertising, partially offset by decreases of $565,000 in professional services, $94,000 in foreclosed real estate and $253,000 in other non-interest expenses. The increases in salaries and employee benefits and occupancy and equipment expenses were primarily associated with the opening of new branches and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 74.58% for the quarter ended June 30, 2013 compared to 77.98% for the quarter ended June 30, 2012, excluding the gain on sale of the Hampshire First Bank affiliate. For the six months ended June 30, 2013, the efficiency ratio was 78.49% compared to 79.88% for the six months ended June 30, 2012, excluding the gain on sale of the Hampshire First Bank affiliate.

Mr. Gavegnano added, “After rising to 82.64% for the first quarter of 2013, our efficiency ratio declined to 74.58% for the second quarter due to continued growth in net interest income and a more moderate increase in non-interest expenses. We expect additional improvements in efficiency as we continue to grow into our expanded lending and core deposit funding capacity along with diligently monitoring our overhead expenses.”

The Company recorded a provision for income taxes of $1.2 million for the quarter ended June 30, 2013, reflecting an effective tax rate of 28.4%, compared to $2.6 million, or 32.6%, for the quarter ended June 30, 2012. For the six months ended June 30, 2013, the provision for income taxes was $2.6 million, reflecting an effective tax rate of 29.6%, compared to $3.7 million, or 32.7%, for the six months ended June 30, 2012. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Total assets increased $229.7 million, or 10.1%, to $2.508 billion at June 30, 2013 from $2.279 billion at December 31, 2012. Net loans increased $219.2 million, or 12.3%, to $2.006 billion at June 30, 2013 from $1.786 billion at December 31, 2012. The net increase in loans for the six months ended June 30, 2013 was primarily due to increases of $151.4 million in commercial real estate loans, $59.3 million in construction loans and $30.6 million in commercial business loans. Cash and cash equivalents increased $50.3 million, or 54.0%, to $143.5 million at June 30, 2013 from $93.2 million at December 31, 2012. Securities available for sale decreased $40.8 million, or 15.5%, to $222.0 million at June 30, 2013 from $262.8 million at December 31, 2012.

Total deposits increased $196.6 million, or 10.5%, to $2.062 billion at June 30, 2013 from $1.865 billion at December 31, 2012, including net growth in core deposits of $132.2 million, or 10.7%, to $1.369 billion, or 66.4% of total deposits. Total borrowings increased $27.3 million, or 16.9%, to $188.6 million at June 30, 2013 from $161.3 million at December 31, 2012.

Total stockholders’ equity increased $5.0 million, or 2.1%, to $238.9 million at June 30, 2013, from $233.9 million at December 31, 2012. The increase for the six months ended June 30, 2013 was due primarily to $6.1 million in net income, partially offset by a decrease of $1.1 million in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities, net of tax and a $1.0 million increase in treasury stock resulting from the Company’s repurchase of 60,786 shares. Stockholders’ equity to assets was 9.52% at June 30, 2013, compared to 10.27% at December 31, 2012. Book value per share increased to $10.81 at June 30, 2013 from $10.57 at December 31, 2012. Tangible book value per share increased to $10.19 at June 30, 2013 from $9.95 at December 31, 2012. Market price per share increased $2.05, or 12.2%, to $18.83 at June 30, 2013 from $16.78 at December 31, 2012. At June 30, 2013, the Company and the Bank continued to exceed all regulatory capital requirements.

As of June 30, 2013, the Company had repurchased 257,352 shares of its stock at an average price of $14.10 per share, or 28.5% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,661,280 shares at an average price of $10.73 per share since December 2008.

Mr. Gavegnano concluded, “The Company and East Boston Savings Bank will continue to build on our solid record over the past 165 years as we consider various opportunities to enhance stockholder value.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 26 full service locations in the greater Boston metropolitan area including nine full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30, 2013	December 31, 2012
	(Dollars in thousands)
ASSETS
Cash and due from banks	$143,441	$93,129
Federal funds sold	63	63

Total cash and cash equivalents	143,504	93,192
Securities available for sale, at fair value	221,996	262,785
Federal Home Loan Bank stock, at cost	11,907	12,064
Loans held for sale	10,188	14,502

Loans	2,029,032	1,806,843
Less allowance for loan losses	(23,450)	(20,504)

Loans, net	2,005,582	1,786,339
Bank-owned life insurance	36,838	36,251
Foreclosed real estate, net	1,790	2,604
Premises and equipment, net	39,688	38,719
Accrued interest receivable	6,839	6,745
Deferred tax asset, net	10,463	9,710
Goodwill	13,687	13,687
Other assets	5,952	2,173

Total assets	$2,508,434	$2,278,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$228,705	$204,079
Interest-bearing	1,833,364	1,661,354

Total deposits	2,062,069	1,865,433
Long-term debt	188,576	161,254
Accrued expenses and other liabilities	18,892	18,141

Total liabilities	2,269,537	2,044,828

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	98,770	98,338
Retained earnings	153,052	146,959
Accumulated other comprehensive income	3,838	4,915
Treasury stock, at cost, 714,114 and 660,800 shares at June 30, 2013 and December 31, 2012, respectively	(9,336)	(8,331)
Unearned compensation—ESOP, 600,300 and 621,000 shares at June 30, 2013 and December 31, 2012, respectively	(6,003)	(6,210)
Unearned compensation—restricted shares, 195,190 and 203,345 at June 30, 2013 and December 31, 2012, respectively	(1,424)	(1,728)

Total stockholders’ equity	238,897	233,943

Total liabilities and stockholders’ equity	$2,508,434	$2,278,771

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$21,730	$18,565	$42,524	$36,553
Interest on debt securities	1,060	2,006	2,269	4,204
Dividends on equity securities	364	292	713	653
Interest on certificates of deposit	—	9	—	18
Other interest and dividend income	101	96	165	177

Total interest and dividend income	23,255	20,968	45,671	41,605

Interest expense:
Interest on deposits	4,141	3,817	8,089	7,820
Interest on borrowings	795	756	1,637	1,539

Total interest expense	4,936	4,573	9,726	9,359

Net interest income	18,319	16,395	35,945	32,246
Provision for loan losses	3,219	2,170	4,479	3,434

Net interest income, after provision for loan losses	15,100	14,225	31,466	28,812

Non-interest income:
Customer service fees	1,776	1,505	3,362	3,084
Loan fees	108	177	164	239
Mortgage banking gains, net	403	537	558	1,162
Gain on sales of securities, net	2,128	1,259	4,401	2,342
Income from bank-owned life insurance	296	295	587	596
Equity income on investment in affiliate bank	—	67	—	310
Gain on sale of investment in affiliate bank	—	4,819	—	4,819
Other income	9	1	9	1

Total non-interest income	4,720	8,660	9,081	12,553

Non-interest expenses:
Salaries and employee benefits	9,476	8,642	19,551	17,943
Occupancy and equipment	2,086	2,058	4,420	4,095
Data processing	1,079	857	2,070	1,689
Marketing and advertising	812	650	1,503	1,209
Professional services	537	870	1,138	1,703
Foreclosed real estate	86	103	192	286
Deposit insurance	522	440	997	871
Other general and administrative	997	1,179	2,016	2,269

Total non-interest expenses	15,595	14,799	31,887	30,065

Income before income taxes	4,225	8,086	8,660	11,300
Provision for income taxes	1,200	2,639	2,567	3,697

Net income	$3,025	$5,447	$6,093	$7,603

Earnings per share:
Basic	$0.14	$0.25	$0.28	$0.35
Diluted	$0.14	$0.25	$0.28	$0.35
Weighted average shares:
Basic	21,649,423	21,630,660	21,644,052	21,647,237
Diluted	21,962,628	21,808,507	21,957,397	21,818,079

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended June 30,
	2013			2012
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$1,937,574	$22,035	4.56%	$1,497,772	$18,893	5.07%
Securities and certificates of deposits	232,794	1,584	2.73	314,363	2,441	3.12
Other interest-earning assets (3)	154,113	101	0.26	106,994	96	0.36

Total interest-earning assets	2,324,481	23,720	4.09	1,919,129	21,430	4.49

Noninterest-earning assets	116,638			124,549

Total assets	$2,441,119			$2,043,678

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$177,170	228	0.52	$145,731	162	0.45
Money market deposits	660,024	1,489	0.90	502,438	1,058	0.85
Regular and other deposits	252,868	166	0.26	230,532	221	0.39
Certificates of deposit	686,854	2,258	1.32	620,740	2,376	1.54

Total interest-bearing deposits	1,776,916	4,141	0.93	1,499,441	3,817	1.02
Borrowings	187,082	795	1.70	140,651	756	2.16

Total interest-bearing liabilities	1,963,998	4,936	1.01	1,640,092	4,573	1.12

Noninterest-bearing demand deposits	219,757			162,520
Other noninterest-bearing liabilities	16,889			15,268

Total liabilities	2,200,644			1,817,880
Total stockholders’ equity	240,475			225,798

Total liabilities and stockholders' equity	$2,441,119			$2,043,678

Net interest-earning assets	$360,483			$279,037

Fully tax-equivalent net interest income		18,784			16,857
Less: tax-equivalent adjustments		(465)			(462)

Net interest income		$18,319			$16,395

Interest rate spread (4)			3.08%			3.37%
Net interest margin (5)			3.24%			3.53%
Average interest-earning assets to average interest-bearing liabilities		118.35%			117.01%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,996,673	$4,141	0.83%	$1,661,961	$3,817	0.92%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,183,755	$4,936	0.91%	$1,802,612	$4,573	1.02%

(1)	Total adjustments to present tax-exempt income on debt securities, equity securities and revenue bonds included in commercial real estate loans on a tax-equivalent basis.

(2)	Loans on non-accrual status are included in average balances.

(3)	Includes Federal Home Loan Bank stock and associated dividends.

(4)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

(6)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Six Months Ended June 30,
	2013			2012
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$1,883,894	$43,085	4.61%	$1,443,848	$36,881	5.14%
Securities and certificates of deposits	242,655	3,297	2.74	319,031	5,168	3.26
Other interest-earning assets (3)	135,247	165	0.25	127,976	177	0.28

Total interest-earning assets	2,261,796	46,547	4.15	1,890,855	42,226	4.49

Noninterest-earning assets	119,128			128,023

Total assets	$2,380,924			$2,018,878

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$176,455	459	0.52	$143,705	326	0.46
Money market deposits	638,532	2,844	0.90	481,276	2,018	0.84
Regular and other deposits	249,878	327	0.26	224,466	430	0.39
Certificates of deposit	667,973	4,459	1.35	632,120	5,046	1.61

Total interest-bearing deposits	1,732,838	8,089	0.94	1,481,567	7,820	1.06
Borrowings	182,071	1,637	1.81	137,640	1,539	2.25

Total interest-bearing liabilities	1,914,909	9,726	1.02	1,619,207	9,359	1.16

Noninterest-bearing demand deposits	210,014			158,064
Other noninterest-bearing liabilities	17,821			16,109

Total liabilities	2,142,744			1,793,380
Total stockholders’ equity	238,180			225,498

Total liabilities and stockholders' equity	$2,380,924			$2,018,878

Net interest-earning assets	$346,887			$271,648

Fully tax-equivalent net interest income		36,821			32,867
Less: tax-equivalent adjustments		(876)			(621)

Net interest income		$35,945			$32,246

Interest rate spread (4)			3.13%			3.33%
Net interest margin (5)			3.28%			3.50%
Average interest-earning assets to average interest-bearing liabilities		118.12%			116.78%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,942,852	$8,089	0.84%	$1,639,631	$7,820	0.96%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,124,923	$9,726	0.92%	$1,777,271	$9,359	1.06%

(1)	Total adjustments to present tax-exempt income on debt securities, equity securities and revenue bonds included in commercial real estate loans on a tax-equivalent basis.

(2)	Loans on non-accrual status are included in average balances.

(3)	Includes Federal Home Loan Bank stock and associated dividends.

(4)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

(6)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2013	2012	2013	2012
Key Performance Ratios
Return on average assets (1)	0.50%	1.07%	0.51%	0.75%
Return on average equity (1)	5.03	9.65	5.12	6.74
Stockholders' equity to total assets	9.52	10.89	9.52	10.89
Interest rate spread (1) (2)	3.08	3.37	3.13	3.33
Net interest margin (1) (3)	3.24	3.53	3.28	3.50
Non-interest expense to average assets (1)	2.56	2.90	2.68	2.98
Efficiency ratio (4)	74.58	77.98	78.49	79.88

	June 30, 2013	December 31, 2012	June 30, 2012
Asset Quality Ratios
Allowance for loan losses/total loans	1.16%	1.13%	1.05%
Allowance for loan losses/non-performing loans	51.75	51.81	40.24
Non-performing loans/total loans	2.23	2.19	2.60
Non-performing loans/total assets	1.81	1.74	1.93
Non-performing assets/total assets	1.88	1.85	2.07

Share Related
Book value per share	$10.81	$10.57	$10.36
Tangible book value per share	$10.19	$9.95	$9.74
Market value per share	$18.83	$16.78	$13.92
Shares outstanding	22,090,696	22,135,855	22,073,326

(1)	Annualized.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities and gain on sale of investment in affiliate bank.